EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
7/19/20101	Purchase	$2.7973	3700
7/21/2010	Purchase	2.80	3527
8/04/20102	Purchase	2.0607	623513
8/05/20103	Purchase	2.0943	1173
8/06/20104	Purchase	2.0763	70900
8/11/2010	Purchase	2.00	73448
8/12/20105	Purchase	1.9686	95000
8/13/20106	Purchase	1.8991	43606
8/16/20107	Purchase	1.889	81300
8/17/20108	Purchase	1.8354	109100
8/18/20109	Purchase	1.8088	45700
8/19/201010	Purchase	1.7923	68357
8/20/201011	Purchase	1.8005	41638

1	This transaction was executed in multiple trades at prices ranging from $2.79 - 2.80.
2	This transaction was executed in multiple trades at prices ranging from $2.01 - 2.10.
3	This transaction was executed in multiple trades at prices ranging from $2.09 - 2.10.
4	This transaction was executed in multiple trades at prices ranging from $2.06 - 2.10.
5	This transaction was executed in multiple trades at prices ranging from $1.94 - 2.00.
6	This transaction was executed in multiple trades at prices ranging from $1.89 - 1.95.
7	This transaction was executed in multiple trades at prices ranging from $1.84 - 1.95.
8	This transaction was executed in multiple trades at prices ranging from $1.80 - 1.89.
9	This transaction was executed in multiple trades at prices ranging from $1.80 - 1.83.
10	This transaction was executed in multiple trades at prices ranging from $1.77 - 1.83.
11	This transaction was executed in multiple trades at prices ranging from $1.79 - 1.81.